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                                                                     EXHIBIT 6.1

                              EMPLOYMENT AGREEMENT


         AGREEMENT dated as of June 10, 1999 between DAVID LIEBERMAN, residing at 37 Harotem Street, Ashdod, Israel ("Executive") and ADVANCED PLANT PHARMACEUTICALS, INC., a Delaware corporation, having its principal office at 75 Maiden Lane, New York, New York 10038 (the "Corporation").



                                    RECITALS

         The parties hereto desire to provide for the Executive's continued employment by the Corporation in accordance with the terms and provisions set forth below:

         NOW, THEREFORE, the parties agree as follows:


         1.       Employment, Duties and Acceptance

                  1.1 This Agreement shall replace that certain Employment Agreement dated July 1, 1996, by and between the Corporation and the Executive (the "1996 Agreement") which 1996 Agreement shall no longer be in effect as of the date hereof. The Corporation will continue to employ the Executive, and the Executive will work for the Corporation as its President for a term commencing on the date hereof and terminating on June 10, 2002, unless sooner terminated in accordance with Section three of this Agreement. Such period, together with the period of any extension or renewal period of such employment, is herein referred to as the "Employment Period".

                  1.2 During the Employment period, the Executive shall serve as the President of the Corporation and perform such duties as shall, from time to time, be reasonably assigned to the Executive by the Board of Directors of the Corporation consistent with his position and abilities. As President of the Corporation, Executive's primary responsibilities will include general management of the Corporation's affairs and its day to day operations.

                  1.3 Executive accepts such employment and agrees to devote such time and attention as is necessary to the performance of his duties hereunder, which may include overseas and domestic travel which travel will be only as is reasonably required.

                  1.4 Corporation may, with the Executive's consent in writing, designate him as an officer and/or as a director of the Corporation or any other division or affiliate.
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         2.       Compensation.

                  2.1 As full compensation during the term of this Agreement for all Executive's services to be rendered hereunder, including, without limitation, any services rendered for the Corporation or any affiliate, Corporation agrees to pay, or cause to be paid to Executive, in the manner hereinafter provided, an amount equal to $135,000 per annum (hereinafter "Base Salary"), to be paid in monthly installments.

                  2.2 In its sole discretion, the Board of Directors of the Corporation may consider and award Executive a bonus at any time during the term of this Agreement, such bonus to be additional consideration and apart-from the Base Salary.

                  2.3 Executive shall be entitled to such medical and other benefits as are customarily afforded to all Executives of the Corporation.

                  2.4 Executive shall be entitled to four weeks vacation per calendar year. Such vacation will be taken subject to the needs of the Corporation and in not greater than 10 business day segments.

                  2.5 For the purposes of this Article 2, any period less than a full fiscal year shall be prorated for the portion thereof which shall be applicable.

                  2.6 Corporation will pay or reimburse Executive for all transportation, hotel or apartment rent and other living expenses reasonably incurred by Executive on business trips required for the performance of his duties hereunder, including, without limitation, regular trips between Israel and the United States. Corporation will also pay and reimburse Executive for the cost of telephones (hand wire and portable), fax equipment, photocopying, secretarial and other usual and customary office services, equipment and supplies as are necessary for the provision of services to be rendered under this Agreement.

                  2.7 As additional compensation, Executive will be granted under separate agreement, an option to purchase 750,000 shares of common stock of the Corporation at an exercise price of $.01 (one cent) per share (the "Option"), such right to vest as follows:


Number of Shares                                      Date After Which Shares Can Be Purchased
----------------                                      ----------------------------------------
   750,000                                                        June 10, 1999


         This Option shall not be exercisable after 5:00 p.m. E.S.T. on June 10, 2004.


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         3.       Term and Termination.

                  3.1 The term of this Agreement shall commence on June 10, 1999 and shall continue until June 10, 2002 ("Expiration Date"), unless sooner terminated as herein provided.

                  3.2 If Executive shall die during the term of this Agreement, this Agreement shall thereupon terminate, except that the Corporation shall pay to the legal representative of Executive's estate all monies due hereunder up to the date of his death, and the Corporation shall pay the equivalent of 12 months Base Salary to Executive's estate in a single payment due three months after the death of the Executive

                  3.3 Corporation, by notice to Executive, may terminate Executive's employment services under this Agreement for any reason, effective at the time specified in the notice. Upon such termination, Corporation will pay Executive, in single payment on such termination date, an amount equivalent to three years Base Salary.

                  3.4 Corporation, by notice to Executive, may terminate Executive's employment services under this Agreement if Executive shall become disabled, or shall fail because of illness or incapacity, to render, for 6 successive months or for shorter periods aggregating 6 months or more in any one year, services of the character contemplated by this Agreement. Notwithstanding such termination, Corporation shall pay to Executive all monies due hereunder up to the date of such notice, and the Corporation shall pay the equivalent of 12 months Base Salary to Executive in a single payment due three months after the date of termination due to disability.

                  3.5 Corporation, by notice to Executive, may terminate Executive's employment services under this Agreement for any other reason, effective at the time specified in the notice. Upon such termination, Corporation will pay Executive, in single payment on such termination date, an amount equivalent to the lesser of nine months Base Salary or the amount of Base Salary to be paid during the remaining term of this Agreement.

                  3.6 Executive may terminate his employment services with the Corporation at any time during the term of this Agreement. Upon such termination, the Corporation shall pay to Executive all monies due hereunder up to the date of such notice.


         4.       Protection of Confidential Information: Non-Competition.

                  4.1      Executive acknowledges that:


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                           (a) As a result of his employment by the Corporation,
Executive has obtained and will obtain secret and confidential information concerning the business of Corporation and its affiliates, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

                           (b) Corporation and its affiliates will suffer
substantial damage which will be difficult to compute if, during the period of his employment with Corporation or thereafter, Executive should enter a competitive business or should divulge secret and confidential information relating to the business of the Corporation heretofore or hereafter acquired by him in the course of his employment with the Corporation or any affiliate.

                           The provisions of this Agreement are reasonable and
necessary for the protection of the business of Corporation and its affiliates.

                  4.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with Corporation or any of its affiliates, or prior to the commencement thereof in the course of his employment with the Corporation, with regard to the operational, financial, business or other affairs of the Corporation or its affiliates, their officers and directors, including, without limitation, trade "know how," secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except (i) in the course of performing his duties hereunder, (ii) with Corporation's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by cablegram, confirmed by mail, Corporation and, at Corporation's expense, Executive shall: (a) take all reasonably necessary steps requested by Corporation to defend against the enforcement of such subpoena, court order or other government process, and (b) permit Corporation to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                  4.3 Upon termination of his employment with Corporation, or at any time the Corporation may so request, Executive will promptly deliver to Corporation all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof relating to the business of Corporation and its affiliates and all property associated therewith, which he may then possess or have under his control.

                  4.4 During the term of his employment with the Corporation or any of its affiliates and for a period of two years thereafter, Executive shall not, without the prior written permission of Corporation, in the United States, its territories and possessions,


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directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business (as defined in Section 6.2); (ii) engage in any Competitive Business for his own account;
(iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, Executive, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Corporation or any of its affiliates while the Executive was employed by Corporation; or (v) solicit, interfere with, or endeavor to entice away from Corporation or any of its affiliates any of its or their customers or sources of supply. However, nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 1% of the publicly traded equity securities of such competitor.

                  4.5 If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4.2 or 4.4, Corporation shall have the right and remedy:

                           (a) to have the provisions of this Agreement
specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to Corporation are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Corporation and that money damages will not provide an adequate remedy to Corporation; and

                           (b) to require Executive to account for and pay over
to Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by Executive as the result of any transactions constituting a breach of any of the provisions of Sections 4.2 or 4.4, and Executive hereby agrees to account for and pay over such Benefits to Corporation.

                  Each of the rights and remedies enumerated in this Section 4.5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity.

                  4.6 If Executive shall violate any covenant contained in
Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of 2 years from the date on which Executive permanently ceases such violation or for a period of 2 years from the date of the entry by a court of competent jurisdiction of a final order or judgment enforcing such covenant, whichever period is later.

                  4.7 If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such


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determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

         5. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of Section 4.2 or 4.4, as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be submitted to arbitration in New York City before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if he or it so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrators shall include in any award in the prevailing party's favor the amount of his or its reasonable attorneys' fees and expenses and all other reasonable costs and expenses of the arbitration. In the event that the arbitrators do not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrators shall include in any award in favor of the prevailing party the amount of his or its reasonable attorneys' fees and other expenses and such other reasonable costs and expenses of the arbitration as they deem just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorneys' fees and expenses and the parties shall bear equally all other costs and expenses of the arbitration.

         6.       Definitions.  As used in this Agreement:

                  6.1 "Affiliate" shall mean a corporation and any other entity that, directly or indirectly, is controlled by, controlling, or under common control with the Corporation.

                  6.2 "Competitive Business" shall mean any business engaged in the medical pharmacology business.

         7.       Miscellaneous Provisions.

                  7.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this
Section 7.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

                  7.2 This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior negotiations, understandings and agreements. No provisions of


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this Agreement may be waived or changed except by a writing by the party against whom such waiver of change is sought to be enforced. The failure of any party to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.

                  7.3 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York.

                  7.4 The article headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.

                  7.5 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation. This Agreement shall not be assignable by Executive and shall inure to the benefit of and be binding upon Executive and his legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                          /S/ DAVID LIEBERMAN
                                          -----------------------------------
                                          DAVID LIEBERMAN



                                          ADVANCED PLANT PHARMACEUTICALS, INC.

                                          By:      /S/ DAVID LIEBERMAN
                                                   ---------------------------
                                                   Name:  David Lieberman
                                                   Title:    President


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